Exhibit 99.1

Contango Announces Third Quarter Results

    HOUSTON--(BUSINESS WIRE)--May 13, 2003--Contango Oil & Gas Company (AMEX:MCF) reported a net loss attributable to common stock for the three months ended March 31, 2003 of $1.9 million, or $0.21 per basic and diluted share, compared to net income attributable to common stock for the three months ended March 31, 2002 of $1.1 million, or $0.10 per basic share and $0.09 per diluted share. Natural gas and oil sales for the three months ended March 31, 2003 were $10.1 million. After reflecting a loss of $5.2 million from hedging activities, total revenues for the three months ended March 31, 2003 were $4.8 million. Natural gas and oil sales for the three months ended March 31, 2002 were $5.9 million. After reflecting a gain of $90,789 from hedging activities, total revenues for the three months ended March 31, 2002 were $6.0 million. EBITDAX (earnings before interest, income taxes, depreciation, depletion and amortization, impairment expense and expensed exploration expenditures) was $3.0 million for the three months ended March 31, 2003, down from EBITDAX for the three months ended March 31, 2002 of $4.9 million.
    The Company reported a net loss attributable to common stock for the nine months ended March 31, 2003 of $6.1 million, or $0.68 per basic and diluted share, compared to net income attributable to common stock for the nine months ended March 31, 2002 of $4.8 million, or $0.42 per basic share and $0.37 per diluted share. Natural gas and oil sales for the nine months ended March 31, 2003 were $24.8 million. After reflecting a loss of $5.4 million from hedging activities, total revenues for the nine months ended March 31, 2003 were $19.4 million. Natural gas and oil sales for the nine months ended March 31, 2002 were $15.9 million. After reflecting a gain of $4.1 million from hedging activities, total revenues for the nine months ended March 31, 2002 were $20.1 million. EBITDAX for the nine months ended March 31, 2003 was $13.8 million, down from EBITDAX for the nine months ended March 31, 2002 of $16.6 million.
    Kenneth R Peak, Contango's chairman and chief executive officer, said, "Our third quarter was a major disappointment. Natural gas prices averaged $6.84 per Mcf, but our $5.2 million of hedging losses ($3.95 per Mcf) in combination with $3.6 million in expensed seismic and other exploration costs resulted in a $1.9 million loss for the quarter. Our experience with hedging has been mixed. For the nine months ended March 31, 2002, we reported a gain of approximately $4.1 million from hedging, versus our $5.4 million loss for the nine months ended March 31, 2003. Given our view that natural gas prices are likely to continue to stay strong, together with the potential for significant hedging losses when NYMEX natural gas prices can spike $5.00 in just two days as they did in late February, our current policy is to hedge only through the purchase of puts.
    "In the nine months of this fiscal year, we have expensed nearly $15.0 million in 3-D seismic and related reprocessing costs. This is a huge commitment for a company our size, but we now have 3-D seismic over 3,700 offshore Gulf of Mexico blocks and 1.4 million acres of onshore 3-D seismic, matched-up with a sophisticated seismic reprocessing center and the geological and geophysical staff to exploit this significant 3-D seismic data base. Contango has the exploration resources available to it of a much larger company, yet will continue to operate with only four employees. Our seismic acquisition expenses are now largely behind us, and I believe all the pieces are in place for us to continue our successful exploration strategy of value creation via the exploration drill bit.
    "In late 2002, we participated in a 3-D seismic shoot near our existing south Texas production. Based on this data, we have drilled seven successful wells in nine attempts and have another two wells scheduled for drilling. We are now shooting a second 3-D seismic shoot also nearby our STEP production and will begin evaluating the data from this second 3-D shoot later this summer.
    "Our current production is averaging about 16.0 MMcf and 300 barrels of oil per day, and at today's level of natural gas and crude oil prices, our monthly EBITDAX will be in the $2.0 million per month range. Assuming prices continue at today's levels, we expect to be able to maintain our monthly EBITDAX at this $2 million level through calendar year end 2003. Our bank debt stands at $20.2 million, and we have unused borrowing capacity of $4.0 million."
    Mr. Peak continued, "Our farm-out partners have recently drilled three successful wells in the offshore Gulf of Mexico, and we expect production to begin this summer. Based on anticipated production rates and current prices, we expect to earn our back-in working interest in the January to March 2004 time frame. Our anticipated monthly cash flow from our back-in working interest is estimated to be in the $400,000 - $500,000 per month range. We expect our partners will begin drilling two more of our offshore prospects in the summer/fall time frame.
    "The PV(10) of our proved developed producing reserves at March 31 2003, including the first three of our onshore discoveries but none of our three recent offshore discoveries, was $72.6 million. The prices used in this calculation were $5.04 per Mmbtu for natural gas and $31.04 per barrel of oil, in each case prior to adjustments for basis and transportation. Our reserves are 90% natural gas."
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also own a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our web page at www.mcfx.biz.
    This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.



              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                       Three Months Ended        Nine Months Ended
                            March 31,                March 31,
                    ------------------------ -------------------------
                       2003         2002        2003         2002
                    ------------ ----------- ------------ ------------
 REVENUES:
 Natural gas and
  oil sales         $10,061,351  $5,919,715  $24,793,109  $15,908,607
 Gain (loss) from
  hedging
  activities         (5,230,672)     90,789   (5,416,998)   4,145,216
                    ------------ ----------- ------------ ------------
 Total revenues       4,830,679   6,010,504   19,376,111   20,053,823
                    ------------ ----------- ------------ ------------
 EXPENSES:
 Operating expenses   1,448,367     833,874    4,179,166    2,525,620
 Exploration
  expenses            3,588,654           -   15,496,798    2,522,836
 Depreciation,
  depletion and
  amortization        1,942,144   2,931,618    6,518,654    6,044,823
 General and
  administrative
  expenses              391,483     525,235    1,464,576    1,331,146
                    ------------ ----------- ------------ ------------
 Total expenses       7,370,648   4,290,727   27,659,194   12,424,425
                    ------------ ----------- ------------ ------------

 INCOME (LOSS) FROM
  OPERATIONS         (2,539,969)  1,719,777   (8,283,083)   7,629,398

 Interest expense      (177,860)    (87,882)    (531,763)     (97,244)
 Interest income          6,498      34,222       27,663      169,156
 Gain on sale of
  assets and other            -     254,619       36,150      373,539
                    ------------ ----------- ------------ ------------
 INCOME (LOSS)
  BEFORE INCOME
  TAXES              (2,711,331)  1,920,736   (8,751,033)   8,074,849

 Benefit
  (provision) for
  income taxes          948,966    (669,905)   3,061,216   (2,826,063)
                    ------------ ----------- ------------ ------------

 NET INCOME (LOSS)   (1,762,365)  1,250,831   (5,689,817)   5,248,786
 Preferred stock
  dividends             150,000     150,000      450,000      450,000
                    ------------ ----------- ------------ ------------
 NET INCOME (LOSS)
  ATTRIBUTABLE
  TO COMMON STOCK   $(1,912,365) $1,100,831  $(6,139,817)  $4,798,786
                    ============ =========== ============ ============
 NET INCOME (LOSS)
  PER SHARE:
   Basic                 $(0.21)      $0.10       $(0.68)       $0.42
                    ============ =========== ============ ============
   Diluted               $(0.21)      $0.09       $(0.68)       $0.37
                    ============ =========== ============ ============

 WEIGHTED AVERAGE
  COMMON SHARES
  OUTSTANDING:
   Basic              9,158,755  11,427,532    9,080,392   11,477,836
                    ============ =========== ============ ============
   Diluted            9,158,755  14,319,063    9,080,392   14,301,024
                    ============ =========== ============ ============

              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
       PRODUCTION, PRICES, OPERATING EXPENSES, EBITDAX AND OTHER

                        Three Months Ended       Nine Months Ended
                            March 31,                March 31,
                     ----------------------- -------------------------
                        2003        2002        2003         2002
                     ----------- ----------- ------------ ------------
 Production:
  Natural gas
   (thousand cubic
   feet)              1,322,400   2,119,569    4,642,314    5,137,800
  Oil and condensate
   (barrels)             30,744      57,616      107,389      136,200
   Total (thousand
    cubic feet
    equivalent)       1,506,864   2,465,265    5,286,648    5,955,000

 Natural gas
  (thousand cubic
  feet per day)          14,693      23,551       16,943       18,820
 Oil and condensate
  (barrels per day)         342         640          392          499
  Total (thousand
   cubic feet
   equivalent per
   day)                  16,745      27,391       19,295       21,814

 Average sales price:
  Natural gas (per
   thousand cubic
   feet)                  $6.84       $2.53        $4.69        $2.70
  Oil and condensate
   (per barrel)          $33.22      $18.30       $27.96       $20.55
    Total (per thousand
     cubic feet
     equivalent)          $6.67       $2.65        $4.69        $2.78

 Operating expenses
  (per thousand
  cubic feet
  equivalent):
   Production and
    severance taxes       $0.48       $0.18        $0.33        $0.19
   Lease operating
    expense (before
    taxes)                 0.48        0.16         0.46         0.23
                     ----------- ----------- ------------ ------------
   Total operating
    expenses              $0.96       $0.34        $0.79        $0.42

 Other expenses (per
  thousand cubic
  feet equivalent):
  Depreciation,
   depletion and
   amortization of
   natural gas and oil
   properties             $1.25       $1.18        $1.21        $1.00
 General and
  administrative
  expense                 $0.26       $0.21        $0.28        $0.22

 EBITDAX (1)         $2,990,829  $4,906,014  $13,768,519  $16,570,596

(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, exploration expenditures, including gain (loss) from hedging activities. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on the U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not fully be available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

    A reconciliation of EBITDAX to income (loss) from operations for the periods indicated is presented below.

                     Three Months Ended         Nine Months Ended
                         March 31,                  March 31,
                 ------------------------- ---------------------------
                    2003         2002          2003          2002
                 ------------ ------------ ------------- -------------

 Income (loss)
  from
  operations     $(2,539,969)  $1,719,777   $(8,283,083)   $7,629,398
 Depreciation,
  depletion and
  amortization     1,942,144    2,931,618     6,518,654     6,044,823
 Exploration
  expenses         3,588,654            -    15,496,798     2,522,836
 Gain on sale of
  assets and
  other                    -      254,619        36,150       373,539
                 ------------ ------------ ------------- -------------
 EBITDAX          $2,990,829  $4,906,014   $13,768,519   $16,570,596
                 ============ ============ ============= =============

              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                    COMMODITY DERIVATIVE CONTRACTS

    The following table provides our pricing and notional volumes on open commodity derivative contracts as of May 12, 2003.

                                               Strike
   Contract Description         Term          Price (1)   Quantity (1)
-------------------------- ----------------  ---------- --------------
Natural gas puts owned     06/2003 - 10/2003     $4.50      10,000/day
Natural gas puts owned     11/2003 - 12/2003     $4.00      10,000/day
Natural gas calls sold     06/2003 - 07/2003     $5.25       5,000/day
Natural gas calls sold     06/2003 - 07/2003     $5.50       3,000/day
Natural gas calls sold     08/2003 - 10/2003     $6.00       8,000/day

(1)    Prices and quantities per MMbtu.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713/960-1901
             www.mcfx.biz